Exhibit 10.23

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into by USANA Health Sciences, Inc., a Utah corporation with its principal place of business at 3838 West Parkway Boulevard Salt Lake City, Utah 84120 (“USANA”), and Doug Braun, an individual who resides at 691 N. Freeze Creek Circle, Emigration Canyon, UT  84108  (“Braun”).

RECITALS

I.                                        As of December 19, 2016, Braun’s role with USANA changed to Strategic Advisor to the CEO.

II.                                   In connection with the change of role, Braun and USANA desire to resolve any and all disputes that may exist between them, whether known or unknown, including, but not limited to, disputes relating to Braun’s employment with USANA and the eventual termination of that employment by USANA.  To that end, Braun and USANA agree as set forth below.

AGREEMENT

A.            Braun and USANA acknowledge that Braun received a copy of this Agreement on December 2, 2016 and that Braun was given twenty-one days from that date, or until December 23, 2016, to determine whether to execute this Agreement.

B.            As consideration for this Agreement, USANA agrees to continue Braun’s employment with USANA under the following terms:

•         USANA shall pay Braun the sum of $29,170 per month on its normal payroll cycle for up to 24 months (through November 30, 2018) or until Braun secures other employment (as defined below), whichever occurs first.

•         If Braun secures employment prior to December 1, 2017, Braun’s employment with USANA will terminate and Braun will receive salary continuation under this Agreement, in the amount of $29,170 per month, for six (6) months following his termination date.  Notwithstanding the foregoing, USANA agrees that, regardless of the date that Braun secures employment prior to December 1, 2017, Braun will be paid no less than twelve (12) months of compensation at $29,170 per month (beginning from December 1, 2016).

•         If Braun secures employment after December 1, 2017, Braun’s employment with USANA will terminate and he will receive salary continuation under this Agreement, in the amount of $14,585, for six (6) months following his termination date.

•         Braun will participate in the 2016 Executive Bonus Plan

•         For the duration of this Agreement:

•          USANA will continue to provide, and Braun may elect to receive,

                provided he is eligible, health benefits under the health plans USANA provides to employees;

•          USANA will continue to provide, and Braun may elect to participate in, provided he is eligible, the USANA 401k plan;

•          Braun may keep his Company-provided laptop computer and cell phone until this Agreement terminates, at which time he agrees to immediately return the same to USANA and provide USANA with any passwords or passcodes for the same.

•                  Under this Agreement, Braun will not be eligible:

•          to participate in USANA Profit Sharing or Executive Bonus Plans for 2017 or 2018;

•          to accrue vacation or sick leave;

•          for access to USANA’s systems or buildings.

•                  For purposes of this Agreement, and specifically this Paragraph B, “employment” shall mean any actual, implied, direct or indirect full-time employment or full-time consulting relationship between Braun and another entity or individual.

C.            In addition, USANA agrees not to exercise its rights under Paragraph 5, Non-Competition, of the CONFIDENTIALITY, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT (the “Confidentiality Agreement”) signed by Braun and the Company on the 13th day of December, 2011, provided, however, that Braun agrees not to accept employment with, engage in, promote, or participate, directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, partner, joint venture, agent, equity owner, distributor or in any other capacity whatsoever with ARIIX International, Inc.

D.            Upon termination of Braun’s employment with USANA, Braun may elect to continue to receive medical coverage under COBRA.  However, if Braun elects to do so, he will be required to pay the premiums for such coverage.  COBRA information will be mailed to Braun at his home mailing address following his termination of employment.

E.            In consideration of USANA entering into this Agreement and the compensation paid by USANA to Braun herein, Braun agrees as follows:

1.             Braun acknowledges that the terms of this Agreement provide compensation and benefits to him that are greater than, and are in lieu of, those that might be available to him under any other agreements he may have with USANA or under any USANA severance or separation pay plans and programs for which he is eligible (collectively the “Other Agreements and Programs”).  Braun acknowledges that he will not be entitled to, and does hereby waive, any compensation or benefits under the Other Agreements and Programs.  Braun also acknowledges that this Agreement is intended to, and shall, supersede and replace the Other Agreements and Programs.

2.             Except as otherwise permitted in this Paragraph 2, both parties hereby release, acquit, waive and forever discharge each other and their parents, subsidiaries, affiliates,

successors, assigns, agents, directors, officers, employees, representatives, attorneys and all persons acting by, through, under or in concert with any of them (the “Releasees”), from any and all Claims.  As used herein, “Claims” means all liabilities, obligations, duties, undertakings, agreements, contracts, compensation, employee benefit plans, policies, practices, claims, charges, grievances, demands, charges of discrimination, accounts, costs, attorney’s fees, expenses, liens and causes of action of every kind and nature whatsoever.  The Claims include, without limitation, breach of implied or express contract, libel, slander, wrongful discharge or termination, discrimination claims arising under Title VII of the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act of 1990 (as amended), the Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”) including as represented by the specific waivers on Exhibit A attached hereto, the Utah Anti-Discrimination Act of 1965 (as amended), any other federal, state, or local law prohibiting age, race, religion, sex, national origin, disability and other forms of discrimination, or any other federal or state laws that may be applicable thereto, claims arising out of any legal restrictions on USANA’s right to terminate its employees, and any tort claim or other claim arising out of the employment relationship between Braun and USANA or the termination of that relationship by USANA, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, and whether now had, possessed or held or at any time in the past had, possessed or held. Braun specifically waives any and all claims for back pay, front pay, or any other form of compensation for services, except as set forth herein.  Braun hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against USANA by any other party on Braun’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Braun as stated above.  This release and waiver shall be binding on Braun and his heirs, legal representatives, and assigns, and shall inure to the benefit of USANA and its successors-in-interest and assigns.   Notwithstanding the foregoing, Braun does not waive rights, if any, he may have to unemployment insurance benefits or workers’ compensation benefits.  Nothing in this paragraph prohibits Braun from paying COBRA premiums to maintain his participation, if any, in USANA’s group health plan to the extent allowed by Braun and by the terms, conditions, and limitations of the health plan.  Additionally, Braun understands that nothing contained in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Braun further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency.   This Agreement also does not limit Braun’s right to receive an award for information provided to any Government Agency.

3.             Braun agrees that he will not at any time, directly or indirectly, without written authorization from USANA, make use of or disclose to any Person any business-related, proprietary, secret and/or confidential information, knowledge, trade secrets, or other confidential data relative to the business, products, services, practices, or customers of USANA coming within his possession during his employment with USANA.  Such information includes, but is not limited to, trade secrets, salaries, financial information, franchise information, marketing information, pricing, products, product lists, product mixes, recipes, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature.  As used herein, “Person” means an individual, corporation, partnership, limited liability company, or other form of business entity.  Braun acknowledges that nothing in this Agreement shall alter or affect his continuing obligations under any non-disclosure or non-solicitation agreement he executed during his employment with USANA.

4.             Braun represents and warrants that he has not filed any complaints, charges, or claims for relief against USANA or any other Releasee with any local, state or federal court or administrative agency which currently are outstanding.  Braun agrees that if he has done so, he will forthwith dismiss all such complaints, charges and/or claims for relief with prejudice except as allowed by paragraph E(2).  Braun further agrees and covenants not to bring any complaints, charges or claims against USANA or any other Releasee with respect to any matters arising out of Braun’s employment with USANA or the termination of that employment by USANA except as allowed by paragraph E(2).

5.             Except as permitted in paragraph B, Braun represents and warrants that he has returned to USANA all documents, property and records owned by, belonging to or created by USANA, or any other Releasee, and all copies thereof (the “USANA Property”).  Braun also represents and warrants that he has not retained any copies of any USANA Property and that he has no USANA Property in his possession, custody or control.  The USANA Property includes, but is not limited to, keys, wares, products, complete and/or partial documents, correspondence, reports, memoranda, notes, software, computer disks, manuals, computerized information and reports.

6.             Braun agrees that he and his immediate family will not, whether in private or in public, directly or indirectly, make, publish, encourage, ratify, or authorize, or assist any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, reflect negatively on, or disparage the Company or any other Releasee, or place the Company or any Releasee in a negative light, in any manner whatsoever.  Braun also will not without consent of the Company (i) comment upon or discuss the Company or any other Releasee (whether disparagingly or otherwise) on any Media (as defined below); or (ii) aid or assist any other person or entity to do any of the foregoing.  “Media” shall include any and all media sources, outlets, and forums, including but not limited to any reporters, bloggers, weblogs, websites (including but not limited to Facebook, Twitter, LinkedIn, Instagram, Google+, Glassdoor, or the like), chat rooms, newspapers, magazines, periodicals, journals, television stations, or radio stations.  USANA agrees that it will not, whether in private or in public, directly or indirectly, make, publish, encourage, ratify, or authorize, or assist any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, reflect negatively on, or disparage Braun in any manner whatsoever.

7.             Braun agrees that during this Agreement, and for 12 months following the termination of this Agreement, he will not disrupt or interfere with the business of the Company, including without limitation, by directly or indirectly soliciting, recruiting, attempting to recruit, or raiding the Company’s suppliers, partners, employees, distributors (known as Associates), or customers, or, in any other way, induce the termination of USANA’s relationship with, or employment of, any of the foregoing individuals or entities referenced in this paragraph.

8.             Braun agrees that if he breaches any provision of this Agreement, USANA shall be entitled to immediately terminate this Agreement and he will not be entitled to any further payment or benefit under this Agreement.

9.             Braun acknowledges and agrees that that work he has previously completed, and may complete in the future, as an employee of USANA is work made for hire and all rights in the work belong to USANA.  In that regard, he hereby assigns to USANA all of his rights in all confidential information, including all discoveries, inventions and other technology, all works of authorship, all data and information, and all intellectual property rights therein, which are made, discovered, developed, created, or conceived, in whole or in part, previously or hereafter by him (i) during the course of and within the scope of his employment with USANA, or (b) with the aid of Confidential information or the facilities, resources or property of USANA.

G.            Braun and USANA acknowledge that this Agreement does not constitute an admission of any fault, liability or wrongdoing by any USANA or any other Releasee, nor an admission that Braun has any claim whatsoever against USANA or any other Releasee.  USANA and all other Releasees specifically deny any liability to, or wrongful acts against, Braun.

H.            Both Braun and USANA represent and warrant that they have not previously assigned, conveyed or pledged to any third person any claims released by this Agreement, and that they have full right and authorization to waive, relinquish and compromise those claims as set forth above.

I.             Both Braun and USANA agree that this Agreement contains the entire agreement and understanding between them concerning the subject matter himself, and that this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations, whether written or oral.  USANA and Braun agree and acknowledge that neither USANA, Braun, nor any agent or attorney of either, has made any representation, warranty, promise or covenant whatsoever, express or implied, not contained in this Agreement, to induce the other to execute this Agreement.

J.             Both Braun and USANA agree that each party shall bear their own attorneys’ fees and costs incurred in connection with this Agreement.

K.            Both Braun and USANA agree that this Agreement, and any claims related to this Agreement, and/or Braun’s employment with USANA, whether sounding in tort, contract, or otherwise, shall be construed in accordance with the laws of the State of Utah.

L.            Both Braun and USANA agree that all claims of whatever type arising out of, or related in any way to, this Agreement, the employment relationship between Braun and USANA, or the termination of that relationship by USANA, shall be brought exclusively in a state or federal court in the State of Utah.  Both Braun and USANA waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waive any bond, surety, or other security that might be required of any party.  Braun and USANA each agree that if any action or proceeding arising out of, or related in any way to, this Agreement is brought in any other court or forum other than a state or federal court in the State of Utah, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.

M.           Braun acknowledges and agrees that due to the unique nature of this Agreement and Braun’s obligations regarding non-disclosure, non-solicitation, non-disparagement and non-

competition, monetary damages alone will be an inadequate remedy for Braun’s breach of such obligations.  As a result, Braun agrees that in the event of his breach of this Agreement, USANA shall be entitled to obtain injunctive and other equitable relief to protect its business, in addition to all other remedies which may be available at law or otherwise.

N.            Both Braun and USANA agree that in the event that a dispute shall arise concerning this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all attorneys’ fees and costs incurred by the prevailing party in connection with such dispute, regardless of whether such dispute results in the filing of a lawsuit.

O.            If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

P.             This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

Q.            This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument

R.            Braun acknowledges that the payments to him under this Agreement may result in significant tax consequences, all of which will be his sole responsibility. USANA makes no representations that the payments and benefits provided under this Agreement comply with Section 409A Internal Revenue Code of 1986, as amended (“Section 409A”) and in no event shall USANA be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Braun on account of non-compliance with Section 409A.

S.             Braun acknowledges that (i) this Agreement is not an employment agreement and does not give him the right to be employed by USANA in any capacity or change his employment relationship with USANA to anything other than an “at-will” employee, and (ii) nothing in this Agreement is intended to alter or change the terms or duration of his employment with USANA.  Braun also acknowledges and agrees that this Agreement does not supersede, void or otherwise limit USANA’s policies as stated in the USANA Employee Handbook (or elsewhere) or his obligation as an employee of USANA to adhere to these policies.

T.            Braun acknowledges that he has read this Agreement carefully and that he fully understands this Agreement and that he has had the opportunity to consult legal counsel concerning this Agreement and considered the advice of such legal counsel to the extent he deems necessary or appropriate.  Braun acknowledges further that he has executed this Agreement voluntarily and of his own free will, and that he is knowingly and voluntarily releasing and waiving all Claims he may have against USANA and any other Releasee.

[Signature Page Follows]

USANA Health Sciences, Inc.	Doug Braun

By:

Its:

Date:	Date:

EXHIBIT A

STATEMENT OF YOUR RIGHTS UNDER THE

OLDER WORKERS BENEFIT PROTECTION ACT

This Statement is part of an Agreement containing a waiver of rights and claims under the federal Age Discrimination in Employment Act of 1967 (“ADEA”).  Your waiver of these rights must be knowing and voluntary, which means, as a minimum, that you understand that:

1.                                      the waiver is part of an agreement between you and USANA Health Sciences, Inc. which is written so that you understand it;

2.                                      the waiver specifically refers to rights or claims under ADEA;

3.                                      you do not waive any rights or claims that may arise after the Agreement is executed by you;

4.                                      your waiver is in exchange for consideration that is more valuable than what you are already entitled to;

5.                                      you are advised to consult with an attorney prior to executing this Statement or the Agreement;

6.                                      you have at least 21 days after receipt of this Statement and the Agreement to decide whether to execute it; and

7.                                      you have 7 days after you execute the Agreement to revoke it, and the Agreement will not be enforceable until this 7-day period has expired.

Your signature below acknowledges that (a) you understand the above points, and, therefore, your waiver of your rights and claims under ADEA is knowing and voluntary; and (b) if you receive any sum under the Agreement and you later revoke it, that you must repay USANA Health Sciences, Inc. for all sums received by you under the Agreement as to which you are not otherwise entitled.

Dated this       day of                ,       .

Doug Braun